Exhibit 10.2

Baker Hughes, a GE company Restricted Stock Unit Award Agreement For Lorenzo Simonelli (“Participant”)

1.       Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Baker Hughes, a GE company 2017 Long-Term Incentive Plan (the “Plan”).

2.       Grant. The Committee of Baker Hughes, a GE company (the “Company”) has granted Restricted Stock Units, from time to time with Dividend Equivalents as the Committee may determine (“RSUs”), to the individual named in this Award Agreement (the “Participant”) on June 1, 2018 (the “Grant Date”). Each RSU entitles the Participant to receive from the Company (i) one share of Class A common stock of the Company, par value $0.0001 per share (“Share”), for which the restrictions set forth in paragraph 4 lapse in accordance with their terms, and (ii) cash payments based on dividends paid to stockholders as set forth in paragraph 3, each in accordance with the terms of this Award, the Plan, any country specific addendums and any rules and procedures adopted by the Committee.

3.       Dividend Equivalents. Until such time as the following restrictions lapse or the RSUs are cancelled, whichever occurs first, the Company may establish an amount to be paid to the Participant equal to the number of RSUs subject to restriction times the per Share quarterly dividend payments made to stockholders of the Company’s Shares (“Dividend Equivalent”). The Company shall accumulate Dividend Equivalents and will pay the Participant a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs. The determination regarding the form and type of dividend equivalents will be made by the Committee at the time of grant.

4.       Lapse of Restrictions. Restrictions on 50% of the number of RSUs reflected in the Participant’s Plan account maintained by Fidelity Stock Plan Services will lapse on each of the third and fifth anniversaries of the Grant Date (each, a “Restriction Lapse Date”) only if the Participant has been continuously employed by the Company or one of its Affiliates to the applicable Restriction Lapse Date, such that on each Restriction Lapse Date the restrictions will lapse as to 50% of the RSUs subject to this Award Agreement. The RSUs shall be immediately cancelled upon termination of employment, except as follows:

a.       Employment Termination Due to Death. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of the Participant’s death, then restrictions on all RSUs shall immediately lapse.

b.       Employment Termination Due to Transfer of Business to Successor Employer. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then restrictions on all RSUs shall immediately lapse.

c.       Termination Following a Change in Control. If the Participant’s employment with the Company of any of its Affiliates terminates without Cause during the 12-month period following a Change in Control, restrictions on all RSUs shall immediately lapse. For purposes of this Award Agreement, “Change in Control” means (A) a Change in Control as defined in the Plan or (B) the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

d.       Employment Termination More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date, the Participant’s employment with the Company or any of its Affiliates terminates as a result of any of the reasons set forth below, or the Participant becomes eligible to retire or meets the age and service requirements, each as specified in (d)(i) below, then restrictions on RSUs shall automatically lapse or the RSUs shall be cancelled as provided below (subject to any rules adopted by the Committee):

(i)       Termination/Eligibility for Retirement or Termination for Total Disability. Restrictions on all RSUs shall immediately lapse if (A) the Participant attains at least age 60 while still employed by the Company or an Affiliate and completes 5 or more years of continuous service with the Company and any of its Affiliates, or (B) the Participant’s employment with the Company or any of its Affiliates terminates as a result of a total disability, i.e., the inability to perform any job for which the Participant is reasonably suited by means of education, training or experience.

(ii)       Termination for Job Elimination or Plant Closing. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of a layoff, plant closing, redundancy, reduction in force, or job elimination (without regard to any period of protected service), then restrictions on the Pro-Rata Portion (as defined below) of the RSUs shall immediately lapse and the remaining RSUs covered by this Award shall be immediately cancelled. For purposes of this Award, the “Pro-Rata Portion” shall mean (A) 50% of the total number of RSUs covered by this Award for which the restrictions were scheduled to lapse on the fifth anniversary of the Grant Date, multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of such termination, and the denominator of which is 60, plus (B) only if such termination occurs prior to the third anniversary of the Grant Date, 50% of the total number of RSUs covered by this Award for which the restrictions were scheduled to lapse on such third anniversary, multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of such termination, and the denominator of which is 36.

(iii)       Termination Due to Other Reasons. If the Participant’s employment with the Company or any of its Affiliates terminates for any other reason, and the Participant and the Company have not entered into a written separation agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then the remaining RSUs shall be immediately cancelled.

e.       Transfer to Affiliates. For the avoidance of doubt, transfer of employment among the Company and any of its Affiliates shall not constitute a termination of employment for purposes of this Award.

5.       Delivery and Withholding Tax. As soon as practicable following each Restriction Lapse Date, or such other date on which all or a portion of the restrictions lapse pursuant to paragraph 4, but in no event later than March 15 of the year following the year in which such date occurs, the Company shall deliver to the Participant by mail or otherwise a certificate for such Shares with respect to the portion, if any, of the RSUs for which the restrictions lapse in accordance with this Award Agreement; provided, however, that the date of issuance or delivery may be postponed if the Company reasonably anticipates that such issuance or delivery would violate federal securities laws or any other applicable law; provided that such issuance or delivery shall be made as soon as reasonably practicable following the first date on which the Company reasonably anticipates that such issuance or delivery would not cause such violation. No later than the date as of which an amount with respect to the RSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount.

6.       Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Participant. Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

7.       Recoupment. Notwithstanding any other provision of this Award to the contrary, the RSUs, any Shares issued in settlement of the RSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

8.       Section 409A. Notwithstanding any other provision of this Award, payments provided under this Award may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Award that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. To the extent that any payments under this Award constitute “nonqualified deferred compensation” subject to Section 409A of the Code, any such payments to be made under this Award in connection with a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A of the Code.

9.       Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

10.       Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

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